Exhibit 99.1

Agreement in relation to the ESOP Shares

This agreement is entered into by and among the following parties as of November 18, 2022:

(i) Golden Stream Ltd, a company limited by shares incorporated in the British Virgin Islands (the “ESOP Platform”); (ii) Chengcai Qu, as the sole director and sole shareholder of the ESOP Platform (the “Shareholder”), and (iii) Chengcai Qu, Zhichen (Frank) Sun and Jiamin Chen (each, a “Principal,” and collectively, the “Principals”, together with the ESOP Platform, the Shareholder, collectively, the “Parties”, and each, a Party).

WHEREAS, the ESOP Platform holds certain number of Class B ordinary shares of a par value of US$0.00001 each of FLJ Group Limited (the “Shares”), an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), which represent the maximum number of Shares that can be issued under the Company’s 2022 equity incentive plan (the “Plan”); and

WHEREAS, the Parties intend that any matters in relation to the voting and prior to the vesting of the Shares to the relevant Participant as such term is defined in the Plan, disposition of the Shares be decided by the Principals on a unanimous basis.

THEREFORE, the Parties hereby agree as follows:

1.1 The ESOP Platform hereby unconditionally undertakes, and the Shareholder shall procure the ESOP Platform, to act upon the instructions (the “Instructions”) of the Principals, which shall be determined pursuant to Section 1.2 hereof, in relation to the voting (including the right to consider and approve on the resolutions at the board and shareholders meeting of the Company) and prior to the vesting of the Shares to the relevant Participant as such term is defined in the Plan, the disposition of the Shares.

1.2 All Instructions shall be determined and decided by the Principals on a unanimous basis.

1.3 This agreement shall be governed by and construed in accordance with the laws of the State of New York.

Exhibit 99.1

IN WITNESS WHEREOF, this agreement is executed effective as of the date first above written.

ESOP Platform Golden Stream Ltd

By:	/s/ Chengcai Qu
Name: Chengcai Qu
Position: Director

Shareholder

By:
Name: Chengcai Qu

Principals

By:	/s/ Chengcai Qu
Name: Chengcai Qu

By:	/s/ Zhichen(Frank) Sun
Name: Zhichen (Frank) Sun

By:	/s/ Jiamin Chen
Name: Jiamin Chen